For Release: 11:30 AM ET For More Information:

Wednesday, April 28, 2004 Julie S. Ryland, (205) 326-8421

Higher Commodity Prices, Utility Strength Stimulate 1st Quarter EPS Growth

High-Price Environment Offers Solid Earnings Growth Potential

Birmingham, Alabama - Energen Corporation (NYSE: EGN) today reported first quarter 2004 earnings of $60.2 million, or $1.65 per diluted share. This 6 percent rise in earnings per diluted share (EPS) largely reflects the impact of higher prices for the natural gas and oil production of Energen's oil and gas acquisition and development subsidiary, Energen Resources Corporation. Alabama Gas Corporation (Alagasco), Energen's natural gas distribution company, also contributed improved earnings as it earned on a higher level of equity representing investment in utility plant.

Rising natural gas and oil prices facilitated Energen Resources' ability to hedge a significant portion of its flowing production at prices greater than those in the previous year; the higher price environment also had a positive impact on the prices applicable to its unhedged volumes.

Although Energen Resources' 2004 estimated production is significantly hedged, a continuation of current natural gas and oil commodity prices could still enhance Energen's earnings for the year, as the current natural gas and oil NYMEX strips for the remainder of the year are significantly higher than the prices Energen has assumed for unhedged volumes in its earnings guidance.

"Even at our assumed prices of $5.00 per thousand cubic feet (Mcf) for natural gas and $27.00 per barrel for oil, we now estimate that 2004 earnings will range from $3.20 to $3.30 per diluted share, including about 6 cents per diluted share from a fourth quarter, $200 million property acquisition," said Mike Warren, Energen's chairman and chief executive officer, at today's Annual Meeting of Shareholders at corporate headquarters in Birmingham. "This represents a narrowing of our previous guidance range toward the upper half. Furthermore, if current strip prices hold, Energen's 2004 EPS could reach $3.40 or better."

"These are very exciting times for Energen Resources and for Energen," Warren said. The earnings potential from this new high-price environment for oil and gas is significant as Energen Resources reaps the benefit of eight years' worth of investment - some $1.3 billion -- in the acquisition and development of long-lived oil and gas properties.

"I think it's important to understand that Energen isn't merely settling for riding with commodity prices to their new and higher levels," Warren told shareholders. "We are committed to the continued implementation of our acquire-and-exploit strategy. To that end, we are prepared to invest some $1 billion in property acquisitions between now and the end of 2008.

"Can we buy properties in this era of high prices? Yes, I firmly believe we can. Will we buy properties of the magnitude and timing suggested by our financial models? We are not limiting Energen Resources to an arbitrary $200 million a year investment in acquisitions to occur on an arbitrary timetable.

"What we will do," Warren said, "is continue to evaluate potential acquisition opportunities - large and small -- to determine if they 'fit' our investment criteria, pursue those that do and pass on those that don't. At today's prices particularly, we can be deliberate in our acquisition efforts.

"The bottom line is that your management is committed to maintaining the disciplined approach to the oil and gas business that has served the company well over the last eight years in a variety of pricing environments.

Hedging remains a vital component of Energen's risk-minimizing approach to the oil and gas business, Warren told shareholders. The company has begun hedging some of its 2005 estimated production and is prepared to do more over the coming months, in keeping with its past practice of capitalizing on pricing volatility.

Warren told shareholders that the company's guidance range for 2005 earnings was being maintained, at present, at $3.50 to $3.70 per diluted share, of which approximately 35 cents per diluted share is attributable to unidentified acquisitions in 2004 and 2005. He emphasized that the 2005 earnings guidance range assumes that prices applicable to unhedged volumes are a modest $5.25 per Mcf for gas, $28.00 per barrel for oil and 46.7 cents per gallon for liquids.

"As we look to 2005," Warren said, "we see the potential for a solid earnings year, even without acquisitions. Let's do a little math: Take the current strip prices for 2005 NYMEX natural gas and oil and for NGLs - that would be roughly $5.65 for gas, $32 for oil and 50 cents for liquids. Then take the sensitivities to commodity price changes we provide, and calculate the earnings impact should the current strip prices for 2005 hold. The result is that Energen's 2005 earnings could well range from $3.85 to $4.05 per diluted share -- with acquisitions as modeled -- and $3.50 to $3.70 per diluted share with no acquisitions.

RESULTS OF FIRST QUARTER 2004

Energen's 2004 first quarter net income of $60.2 million, or $1.65 per diluted share, compared with prior-year first quarter net income of $54.6 million, or $1.56 per diluted share. Income from discontinued operations for the current-year period was a loss of $12,000 as compared with a gain of $1.3 million, or 4 cents per diluted share, in the same period a year ago.

Energen Resources

Energen Resources' first quarter 2004 income from continuing operations totaled $23.2 million, up 18 percent from the same period last year when income totaled $19.7 million.

The company's average realized sales price for its natural gas production increased 9 percent to $4.77 per Mcf, while the average sales price of oil rose approximately 4 percent to $27.12 per barrel. The average sales price of NGL production fell 7 percent to $16.55 per barrel (39 cents per gallon). Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees and are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the first quarter of 2004 totaled 21.2 billion cubic feet equivalent (Bcfe), reflecting a 3 percent increase over production from continuing operations in the prior-year first quarter of 20.6 Bcfe. Natural gas production increased 4 percent to 13.7 Bcf; oil production increased 3 percent to 874,000 barrels; and NGL production decreased 3 percent to 364,000 barrels, or 15.3 million gallons (MMgal).

Energen Resources' per-unit lease operating expense (LOE) in the current-year first quarter increased 5 percent to $1.23 per Mcf equivalent (Mcfe) largely due to an 11 percent increase in per-unit production taxes resulting from higher commodity prices. Per-unit DD&A expense from oil and gas activities declined 6 percent from the same period last year to 88 cents per Mcfe.

Alagasco

Alagasco's natural gas distribution operations earned net income in the first quarter of 2004 of $36.3 million as compared with $33.4 million in the same period last year. This increase in earnings largely reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

RESULTS OF 12 MONTHS ENDING MARCH 31

For the 12 months ended March 31, 2004, Energen's net income totaled $116.3 million, or $3.22 per diluted share, as compared with $86.5 million, or $2.49 per diluted share, in the same period a year ago. Income from continuing operations totaled $117.1 million, or $3.25 per diluted share. This compared with income from continuing operations in the comparable period a year ago of $84.7 million, or $2.44 per diluted share.

Discontinued operations in the current-year period reflected a loss of $0.9 million as compared with a gain of $1.9 million for the prior-year period. The current-year loss reflected a net loss on property transactions that included the write-down and subsequent sale of properties being held for sale and net gains on property sales, partially offset by income from discontinued operations.

Prior-period results included a $3.6 million, or 10 cents per diluted share, non-cash benefit from the company's previous hedge position with Enron Corporation and $6.2 million, or 18 cents per diluted share, of nonconventional fuels tax credits. The ability to generate new credits ended at the end of 2002.

Energen Resources

Energen Resources' trailing 12 months' income from continuing operations totaled $82.1 million and compared with prior-year results of $53.9 million. The prior-period results included the non-cash benefit associated with the company's previous hedge position with Enron and the $6.2 million of nonconventional fuels tax credits.

For the 12 months ended March 31, 2004, the company's average realized sales price for its natural gas production increased 20 percent to $4.35 per Mcf, while the average sales price of oil rose 4 percent to $25.85 per barrel. The average sales price of NGL production rose 11 percent to $16.01 per barrel (38 cents per gallon). Average realized sales prices reflect the impact of all hedges, basis differentials and NGL transportation and fractionation fees and are not NYMEX-equivalent prices.

Energen Resources' production from continuing operations in the current-year period totaled 86 Bcfe as compared with 78.7 Bcfe in the prior-year period. Natural gas production increased 16 percent to 55.9 Bcf; oil production increased 1 percent to 3.4 million barrels (MMBbl); and NGL production fell 8 percent to 1.6 MMBbl (66.2 million MMgal).

Energen Resources' current-period per-unit LOE increased 6.5 percent to $1.14 per Mcfe largely due to an 18 percent increase in per-unit production taxes resulting from higher commodity prices. Per-unit DD&A expense from oil and gas activities declined slightly to 90 cents per Mcfe in 12-months' period ended March 31, 2004.

Alagasco

For the current trailing 12 months' period, Alagasco earned net income of $35.9 million as compared with $30.5 million in the same period last year. This increase in earnings largley reflects the utility's ability to earn on a higher level of equity representing investment in utility plant.

2004 EARNINGS GUIDANCE

Because Energen Resources' 2004 estimated production is significantly hedged and the company has already realized some of the positive impact of higher-than-budgeted prices for its unhedged production in the first quarter of 2004, Energen's management today announced that it has narrowed its 2004 earnings guidance to a range of $3.20 to $3.30 per diluted share, including about 6 cents per diluted share from an assumed fourth quarter, $200 million property acquisition. This compares with previous guidance of $3.10 to $3.30 per diluted share.

Energen's budgeted prices for unhedged natural gas, oil and NGL production are $5.00 per Mcf, $27.00 per barrel and 45 cents per gallon, respectively.

For the remaining nine months of 2004, Energen Resources' natural gas hedge position is approximately 33.3 Bcf, or some 80 percent of its estimated natural gas production for the last nine months of the year of 42.2 Bcf, hedged at an average NYMEX-equivalent price of approximately $4.89 per Mcf. The hedges include some 12.7 Bcf of contracts at an average NYMEX price of approximately $4.78 and 1.8 Bcf of NYMEX collars with a floor of $4.05 per Mcf and a ceiling of $4.44 per Mcf. Energen Resources' natural gas hedge position also includes approximately 14.5 Bcf of San Juan Basin-specific contracts at an average NYMEX-equivalent price of some $4.87 per Mcf and some 4.3 Bcf of Permian Basin-specific contracts at an average NYMEX-equivalent price of approximately $5.45 per Mcf.

Energen Resources' oil hedge position for the remainder of the year is approximately 2.2 MMBbl, or some 88 percent of its estimated production in the last nine months of approximately 2.5 MMBbl, at an average NYMEX-equivalent price of approximately $29.30 per barrel.

Energen Resources also has hedges in place for 27.9 MMgal of NGL, or 55 percent of its estimated remaining 2004 production of approximately 51 MMgal, at an average price of approximately 41.2 cents per gallon.

Realized prices for Energen Resources' production associated with NYMEX contracts and collars as well as for unhedged production will reflect the negative impact of basis differentials. Energen Resources estimates that the most significant of these differentials in 2004 will equal approximately 79 cents per Mcf for San Juan Basin gas, 35 cents per Mcf for Permian Basin gas and approximately $2.80 per barrel for Permian Basin sour oil. For production associated with basin-specific contracts, Energen Resources will receive the contracted hedge price, regardless of basis differentials. In the discussion above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them Energen Resources' assumed basis differentials. Realized NGL prices will reflect transportation and fractionation fees.

Energen Resources' production in 2004 is estimated to total approximately 86 Bcfe:

  Natural gas: 56.0 Bcf, including 1.9 Bcf from unidentified acquisitions

  Oil: 3.4 MMBbl

  NGL: 66.1 MMgal, including 0.8 MMgal from unidentified acquisitions.

Other key assumptions in Energen's 2004 guidance, which takes into account first quarter results, include:

  Average diluted shares outstanding of 36,630,000.

  Alagasco's utility operations earning a return on equity at the end of the year of some 13.1 percent on average equity of approximately $265 million (The utility's rate-setting mechanism provides the opportunity for the utility to earn a return on average equity at the end of its rate year, September 30, between 13.15 percent and 13.65 percent).

  A DD&A rate at Energen Resources of approximately 92 cents per Mcfe and lease operating expense from oil and gas activities of approximately $1.23 per Mcfe.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2004, the actual NYMEX price of gas for April, and assumed prices for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes for the remainder of the year are as follows:

Relative to the company's remaining unhedged volumes (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.00 per Mcf is estimated to have a net income impact of approximately $235,000 (0.6 cents per diluted share).

  Every $1 change in the average NYMEX price of oil from $27.00 per barrel is estimated to have a net income impact of approximately $105,000 (0.3 cents per diluted share).

  Every 1-cent change in average price of NGL from 45 cents per gallon is estimated to have a net income impact of approximately $100,000 (0.3 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Earnings Guidance and Hedge Position by Quarter

Energen estimates that, on a quarterly basis for the remainder of 2004, its earnings will range from 50-55 cents per diluted share in the 2nd quarter; from 25-30 cents per diluted share in the 3rd quarter; and from 75-80 cents per diluted share in the 4th quarter. Approximately 6.5 Bcfe of hedges applicable to production over the remainder of the year do not qualify as cash flow hedges under SFAS 133, and the mark-to-market treatment of these hedges could affect quarterly results (annual earnings would not be affected). Diluted average shares outstanding are estimated to be 36.6 million in the second and third quarters and 36.7 million in the fourth quarter.

The following tables reflect Energen's quarterly production estimates, hedge positions, pricing assumptions for unhedged production and earnings sensitivities to 10-cent per Mcf, $1.00 per barrel and 1-cent per gallon changes in the assumed prices for unhedged natural gas, oil and NGL production, respectively, in the quarter.

2nd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.3 Bcf	815 MBbl	16.3 MMgal
Hedge position (%)	84%	92%	57%
Average hedge price	$4.90/Mcf +a	$28.98/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.12/Mcf +a*	$27.00/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$45,000	$5,000	$30,000
EPS (diluted)	0.1 cents	0.0 cents	0.1 cents

+ NYMEX equivalent

a Incorporates known basis differential(s) for April

* For May and June; April actual was $5.37/Mcf

3rd Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated)	13.4 Bcf	815 MBbl	16.6 MMgal
Hedge position (%)	83%	89%	56%
Average hedge price	$4.88/Mcf +	$29.49/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.00/Mcf +	$27.00/barrel +	$0.45/gallon
Earnings sensitivities:	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$85,000	$30,000	$35,000
EPS (diluted)	0.2 cents	0.1 cents	0.1 cents

+ NYMEX equivalent

4th Quarter 2004
	Natural Gas	Oil	NGL
Production (estimated, exc. acq.)	13.6 Bcf	855 MBbl	17.1 MMgal
Hedge position (%)	81%	83%	54%
Average hedge price	$4.88/Mcf +	$29.43/barrel +	$0.41/gallon
Assumed Price (unhedged production)	$5.00/Mcf +	$27.00/barrel +	$0.45/gallon
Earnings sensitivities: (exc. acq.)	Per $0.10/Mcf Change from Assumed Price	Per $1/barrel Change from Assumed Price	Per $0.01/gallon Change From Assumed Price
Net income	$105,000	$70,000	$35,000
EPS (diluted)	0.3 cents	0.2 cents	0.1 cents

+ NYMEX equivalent

2005 EARNINGS GUIDANCE

During March and April, Energen capitalized on commodity price volatility by adding to its natural gas hedge position for 2005 and placing its first hedges for 2005 oil and NGL production. Energen is maintaining its earnings guidance for 2005 at a range of $3.50 to $3.70 per diluted share. Approximately 35 cents per diluted share is attributable to unidentified acquisitions in 2004 and 2005.

The Company's guidance for 2005 earnings assumes that prices applicable to Energen's unhedged production in 2005 will average $5.25 per Mcf for gas, $28.00 per barrel for oil, and 46.7 cents per gallon for NGL.

Hedge Position

Energen's latest layer of natural gas hedges were 2.4 Bcf (divided evenly throughout the year) of San Juan basin-specific contracts at a NYMEX-equivalent price of approximately $5.67 per Mcf. Energen Resources' total natural gas hedge position for 2005 now stands at approximately 13.8 Bcf at a NYMEX-equivalent price of $5.07 per Mcf. These hedges represent some 20 percent of the Company's estimated 2005 natural gas production (including unidentified acquisitions) of 65.8 Bcf.

The natural gas hedges include approximately 1.2 Bcf of contracts at a NYMEX price of $3.75 per Mcf and approximately 12.6 Bcf of San Juan Basin-specific contracts at an average NYMEX-equivalent price of $5.19 per Mcf.

Energen Resources' 2005 oil hedge position now stands at 660,000 barrels at an average NYMEX price of $30.79 per barrel. These volumes represent just under 20 percent of the Company's estimated 2005 oil production of 3.5 million barrels (including unidentified acquisitions).

Energen Resources also has hedged some 30.2 million gallons of its 2005 NGL production at an average price of 48.5 cents per gallon. This hedge position of approximately 2.5 million gallons per month represents about 43 percent of the Company's estimated NGL production for 2005.

Energen Resources estimates that the most significant basis differentials in 2005 will equal approximately 80 cents per Mcf for San Juan Basin gas, 35 cents per Mcf for Permian Basin gas and $2.90 per barrel for Permian Basin sour oil.

Earnings Sensitivities to Commodity Price Changes

The largest influences on Energen's financial results typically are the commodity prices applicable to the company's unhedged production. Given Energen Resources' current hedge position for 2005 and assuming prices (as outlined above) for its unhedged production (excluding volumes from unidentified acquisitions), Energen's earnings' sensitivities to commodity price changes are as follows:

Relative to the company's unhedged volumes in 2005 (excluding production from unidentified acquisitions):

  Every 10-cent change in the average NYMEX price of gas from $5.25 per Mcf is estimated to have a net income impact of approximately $1,750,00 (5 cents per diluted share).

  Every $1.00 change in the average NYMEX price of oil from $28.00 per barrel is estimated to have a net income impact of approximately $1,500,000 (4 cents per diluted share).

  Every 1-cent change in average price of NGL from 46.7 cents per gallon is estimated to have a net income impact of approximately $165,000 (0.4 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

In addition to commodity prices, Energen's earnings in 2005 will be influenced significantly by the timing and magnitude of potential property acquisitions. Energen's present capital spending plans call for $200 million to be invested in property acquisitions in both the 4th quarter of 2004 and the 4th quarter of 2005. These planned property acquisitions represent some $13 million of Energen's estimated 2005 earnings guidance.

Timely acquisitions of the magnitude discussed above could be expected to generate approximately 15 Bcfe of production in 2005, for total estimated production of approximately 97 Bcfe. Natural gas production from existing properties is estimated to decline some 5 percent in 2005 to 51 Bcf; oil production from existing properties is expected to increase slightly to 3.5 MMBbl; and NGL production from existing properties is estimated to decline slightly to 1.5 MMBbl (63 MMgal) in 2005.

Other key assumptions used in developing Energen's 2005 earnings guidance include:

  Average diluted shares outstanding of 36,750,000.

  Alagasco's earning a return on average equity of 13.15-13.65 percent on average equity of approximately $270 million.

  A DD&A rate at Energen Resources of approximately $1.03 cents per Mcfe and LOE (including production taxes) of approximately $1.27 per Mcfe.

  Capital spending at Energen Resources of approximately $200 million for property acquisitions, some $20 million for development associated with the potential 2004 and 2005 acquisitions, and approximately $50 million for development of existing properties; and capital spending at Alagasco of approximately $55 million.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

FORWARD-LOOKING STATEMENTS

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company's forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company's periodic reports filed with the Securities and Exchange Commission.

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